COOPER TIRE & RUBBER COMPANY
701 LIMA AVENUE
FINDLAY, OHIO 45840
Exhibit 5
November 17, 2006
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Registration Statement on Form S-8 for 3,000,000 Shares of Common Stock, Par
Value $1.00 Per Share, of Cooper Tire & Rubber Company

Ladies and Gentlemen:
     I have acted as counsel for Cooper Tire & Rubber Company, a Delaware corporation (the “Registrant”), in connection with the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Findlay) and the Cooper Tire & Rubber Company Pre-Tax Savings Plan — (Texarkana) (together, the “Plans”). In rendering this opinion, I or attorneys under my supervision have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:
     1. The shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plans will be, when issued or delivered and sold in accordance with such Plans, duly authorized, validly issued, fully paid and nonassessable.
     2. When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of May 11, 1998 (the “Original Rights Agreement”), by and between the Registrant and The Fifth Third Bank, as amended by Amendment No. 1 thereto, dated as of May 7, 2004 (as amended, the “Rights Agreement”), by and among the Registrant, The Fifth Third Bank and Computershare Investor Services, LLC, the Rights (as defined in the Rights Agreement) will be validly issued.
     My examination, or the examination by attorneys under my supervision, of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the corporation laws of the State of Delaware. I express no opinion with respect to any other law of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Registrant to issue and deliver and sell the Common Stock and the associated Rights pursuant to the Plans will be in full force and effect at all times at which such shares of Common Stock and Rights are issued or delivered or sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions. I have also assumed that the Original Rights Agreement was executed and delivered by a duly authorized officer of The Fifth Third Bank, that the Rights Agreement was executed and delivered by a duly authorized officer of each of The Fifth Third Bank and Computershare Investor Services, LLC, and that the obligation of Computershare Investor Services, LLC (the “Rights Agent”) set forth in the Rights Agreement is valid and binding against the Rights Agent.

     The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, I have assumed that the Board of Directors of the Registrant has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares to be issued and sold pursuant to the Plans under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ James E. Kline

James E. Kline Vice President, General Counsel and Secretary